June 18, 2007

Mr. William Higdon, President
Southern Iowa BioEnergy, LLC	NOTICE OF DEFAULT
115 S. Linden Street	Certified Return Receipt
Lamoni, IA 50140

RE: Financial Assistance Award 06-19-VAPIVFGF-005

Dear Mr. Higdon:

Per notification from Southern Iowa BioEnergy ("SIBE"), the business will be relocating and no longer continuing the Project at the site indicated in the application and contract. Therefore, you are hereby notified that SIBE is in default of contract 06-19-VAPIVFGF-005 whereby you pledged to build and operate a 30 million gallon biodiesel production plant located outside of Lamoni.

Because this is no longer possible or feasible, pursuant to Article 9.1(f) of the Master Contract, the loan and forgivable loan amounts are due and payable immediately.

Loan Amount Due	$300,000
Forgivable Loan Amount Due	$100,000
Default rate at 6%	$14,520
Total Amount Due	$414,520

After the IDED is in receipt of the full amount from SIBE, you will receive documents releasing the UCC filing.

As a result of this default, the EZ benefits outlined in EZ Funding Agreement 06-19-EZ-009 are no longer available, and any credits claimed will need to be repaid to the Department of Revenue.

If you have any questions or concerns, please feel free to contact me at 515-242-4870.

Sincerely,

/s/ Michael Johansen

Michael Johansen
Lead Senior Project Manager, Legal and Compliance
Iowa Department of Economic Development
200 E. Grand Avenue
Des Moines, IA 50309

cc:	Gary T. Coffelt, Decatur County Board of Supervisors
Jim McNulty, Iowa Department of Revenue

IOWA DEPARTMENT OF ECONOMIC DEVELOPMENT

200 East Grand Avenue, Des Moines, Iowa 50309 USA - Phone: 515.242.4700 - Fax: 515.242.4809 - www.iowalifechanging.com